Residential Funding Mortgage Securities I, Inc.
                                    Depositor

                         Residential Funding Corporation
                                 Master Servicer

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-S14


        $   1,324,100         5.50%         Class M-1 Certificates
        $      407,100        5.50%         Class M-2 Certificates
        $      305,300        5.50%         Class M-3 Certificates

                       Supplement dated September 26, 2002
                                       to
                 Prospectus Supplement dated September 23, 2002
                                       to
                        Prospectus dated August 26, 2002

        Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated September 23, 2002.

        Morgan Stanley & Co. Incorporated will offer to the public the Class M-1, Class M-2 and Class M-3 Certificates at varying prices to be determined at the time of sale. The proceeds to the depositor from the sale of the Class M-1, Class M-2 and Class M-3 Certificates to the Class M underwriter, before deducting expenses payable by the depositor, will be approximately 102.55% of the aggregate Certificate Principal Balance of the Class M-1, Class M-2 and Class M-3 Certificates plus accrued interest.

        The Class M-1, Class M-2 and Class M-3 Certificates are offered pursuant to a Class M underwriting agreement among the depositor, the master servicer and the Class M underwriter. The Class M underwriter and any dealers that may participate with the Class M underwriter in the resale of the Class M-1, Class M-2 and Class M-3 Certificates may receive compensation from the depositor in the form of underwriting compensation or, in the case of dealers, compensation from the Class M underwriter in the form of discounts, concessions or commissions. The Class M underwriting agreement provides that the depositor will indemnify the Class M underwriter, and that under limited circumstances the Class M underwriter will indemnify the depositor, against some liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M-1, Class M-2 and Class M-3 Certificates. There can be no assurance that a secondary market will develop, or if it does develop, that it will continue.

                                 MORGAN STANLEY

                               CLASS M UNDERWRITER




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        This  supplement may be used to offer or sell the  certificates  offered hereby only if accompanied by the prospectus supplement and prospectus.

        Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Class M-1, Class M-2 and Class M-3 Certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until December 26, 2002.




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